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                                                        Exhibit 23
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                        Consent of Independent Auditors
                        -------------------------------

The Board of Directors
Centocor, Inc.

We consent to incorporation by reference in Registration Statement Nos. 33-35729, 33-38110, 33-16286, 33-7311, 33-23481, 33-26810, 33-44231 and 33-29141 on
Form S-3, and in Registration Statement Nos. 33-35731, 2-86486, 33-35730, 33-00167, 33-16285, 33-16284 and 33-23480 on Form S-8 of Centocor, Inc. of our
report dated February 24, 1995, relating to the consolidated balance sheets of Centocor, Inc. and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, shareholders' equity and cash flows and related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of Centocor, Inc.; and of our report dated March 24, 1995 relating to the balance sheets of Centocor Partners III, L.P. as of December 31, 1994 and 1993 and the related statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of Centocor, Inc. and which report contains an explanatory paragraph that states that the continuation of the product research programs by the Partnership is dependent upon the general partner continuing to provide funding and/or the ability of the Partnership to obtain funding and/or the ability of the Partnership to obtain funding from another source.

KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
March 27, 1995